Exhibit 10.5

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT, made the              day of June, 1999, by and between Morris Communications Corporation (hereinafter the “Company”), and Carl N. Cannon (hereinafter the (“Employee”).

WHEREAS, the Company desires to encourage the Employee to serve in an employee capacity until normal retirement at or after the Employee attains 65 years of age (hereinafter “retirement”); and

WHEREAS, the Employee intends to serve the Company until retirement provided the Employer will pay compensation for his services;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties hereto as follows:

ARTICLE I

PURPOSE OF AGREEMENT

1.1 The Company, by execution of this Agreement, hereby establishes the Carl N. Cannon Deferred Compensation Plan (the “Plan”) which shall become effective as of the date selected by the Company in this Agreement. The Plan shall be maintained for the exclusive benefit of Carl N. Cannon.

1.2 The purpose of the Plan is to enhance the Employee’s retirement security by establishing a deferred payment account entitling the Employee to earn the right to receive benefits at retirement, death, or disability.

ARTICLE II

DEFINITIONS

2.1. “Board Committee” means a committee of the Board of Directors of the Company designated with responsibility for management of the Plan or, if no committee is maintained, the entire Board of Directors.

2.2. “Trust” means the trust created in the Trust Under the Morris Deferred Compensation Plan, (hereinafter the “Trust Agreement,” attached as Exhibit A).

2.3. “Trust Account” means the account established in the Trust reflecting the Company’s contributions pursuant to the Plan.

2.4. “Designated Beneficiary” means the person(s) designated by the Employee who are entitled to receive any funds remaining in the Employee’s Trust Account after the Employee’s death. The Employee may name or change the Designated Beneficiary by completing and delivering to the Trustee an election substantially in the form attached as Exhibit “B”. The Employee may change the Designated Beneficiary (without the consent of any previously named Designated Beneficiary) at any time prior to his death. In the absence of a Designated Beneficiary named by the Employee, the Designated Beneficiary shall be the Employee’s estate.

2.5. “Disability” is deemed to occur when the Board Committee shall find on the basis of medical evidence satisfactory to the Board Committee that the Employee is totally disabled, mentally or physically, so as to be prevented from engaging in further employment by the Company and that such disability will be continuous for a period of at least 6 months.

ARTICLE III

VESTING PERIOD

In accordance with Article IV, the Company is scheduled to make ten annual contributions to the Employee’s Trust Account, designated as contributions numbered 1 through 10. If the Employee terminates employment for the Company before attaining age 65, for any reason other than death or Disability, then the Employee shall forfeit and not be entitled to receive any portion of the Employee’s Trust Account attributable to the Company’s contributions in accordance with the following vesting schedule:

Completed Years of Service from Date of Agreement	Vested in Contributions Numbered:	Forfeit Contributions Numbered:
Less than 5	None	All
5	1-2	3 and higher
6	1-3	4 and higher
7	1-4	5 and higher
8	1-5	6 and higher
9	1-6	7 and higher
Age 65	1-10	None

ARTICLE IV

DEFERRAL OF COMPENSATION

4.1. The Company shall credit to the Employee’s Trust Account $200,000 on the date of execution of this Agreement and on the first day of January in the year 2000 and each subsequent year during the continuance of the Employee’s employment for the Company until a total of ten (10) contributions have been credited to the Employee’s Trust Account.

4.2 The Company shall also credit to (or deduct from) the Employee’s Trust Account from time to time, but at least quarterly, the amount necessary to cause the Employee’s Trust Account to equal the value that the Employee’s Trust Account would have attained had it been invested in one or more of the investment funds listed in Appendix A of the Plan (the “Valuation Option”). Such Appendix A may be amended at any time by an action of the Board Committee. If the Employee does not elect a Valuation Option for his Trust Account, the Trust Account shall be valued based on the Valuation Option represented by the performance of Fund A. The Board Committee shall permit the Employee to change his or her selection of Valuation Options at such times (but at least quarterly) and to be effective at such times (but at least quarterly) as the Board Committee may approve. The Board Committee, in its discretion, may establish, amend and interpret procedures for changes in Valuation Options.

4.3. Any such funds so credited to the Trust shall be held and administered according to the terms of Trust Agreement.

ARTICLE V

DISTRIBUTION OF BENEFITS

The Company shall establish and deliver to the Trustee and the Employee a Payment Schedule that indicates the amounts payable from the Trust to the Employee (and his beneficiaries) as deferred compensation. The Payment Schedule shall be determined as follows:

(1) If the Employee’s employment is terminated on or after the Employee reaches age 65, the Trustee shall commence distributions of the Employee’s Trust Account in “Installment Payments”.

(2) For purposes of this Agreement, “Installment Payments” shall mean monthly payments in amounts as determined by the Board Committee, reasonably calculated to result in approximately equal monthly payments over a period of 10 years, or as modified in accordance with this paragraph. Such monthly payments shall be appropriately increased or decreased as the case may be, but not more than semi-annually to reflect the appreciation or depreciation in value and the net income or loss on the funds which remain in the Trust Account. Payments shall terminate when the Trust Account has been fully depleted. All funds remaining in the Trust Account shall be distributed in the final payment. If the Employee should die on or after the commencement of payments, the remaining Trust Account will be paid as soon as administratively practicable to the Employee’s Designated Beneficiary. The above notwithstanding, the Employee may elect in writing to receive the “Installment Payments” in one lump sum, in annual installments over a period of five years, or in annual installments over a period of fifteen years, so long as such election is made at least 13 months prior to the time Installment Payments are scheduled to commence and so long as the Employee did not terminate employment prior to age 65 other than because of Disability. Additionally, the Employee may elect in writing to receive “Installment Payments” in a partial lump sum where the Employee may choose the percent of his Trust Account to be paid in a lump sum with the balance in annual installments over the remainder of the 5, 10 or 15 year- installment period; provided, however, that such election is made at least 13 months prior to the time Installment Payments are scheduled to commence and that the Employee did not terminate employment prior to age 65 other than because of Disability.

(3) If the Employee’s employment is terminated for any reason other than death or Disability, but before the Employee shall have reached the age of 65, then the vested amount in the Trust Account shall continue to be held in the Trust Account and no payments shall be made until the Employee reaches age 65 at which time Installment Payments shall commence. Any amounts forfeited under Article III shall be immediately distributed to the Company. Notwithstanding the foregoing, if before reaching age 65 the Employee should die or become Disabled, then Installment Payments of vested amounts shall commence as soon as administratively practicable to the Employee (in the event of Disability) or his Designated Beneficiary (in the event of his death).

(4) If the Employee’s employment is terminated because of Disability or death before he has reached the age of 65, then Installment Payments shall commence as soon as administratively practicable after death or determination of Disability to the Employee (in the event of Disability) or his Designated Beneficiary (in the event of his death).

(5) The Installment Payments to be made to the Employee under paragraphs (1) and (4) of this Article shall commence on the first day of the month next following the date of the termination of his employment and, if applicable, the determination of Disability. The Installment Payments to be made to the Employee under paragraph (3) of this Article shall commence on the first day of the month next following the date on which the Employee reaches age 65.

(6) Notwithstanding anything herein contained to the contrary, the Employee may make an election in writing to delay the commencement of Installment Payments for one to ten years so long as the Employee makes an election therefor at least 13 months prior to the scheduled commencement of Installment Payments and so long as the Employee did not terminate employment prior to age 65 other than because of Disability.

ARTICLE VI

THE TRUST

The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Employee and general creditors of the Company. The Employee, the Designated Beneficiary, and their heirs and assigns, shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under this Plan and the Trust Agreement shall be mere unsecured contractual rights of the Employee and his Designated Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in the Trust Agreement.

ARTICLE VII

CONDITIONS TO DISTRIBUTION OF BENEFITS

Notwithstanding anything herein contained to the contrary, no Installment Payment or any other distribution shall be made and all amounts in the Trust Account and any other rights of the Employee, his Designated Beneficiary, or any other person, under the Agreement or the Trust shall be forfeited if either of the following events occur:

(1) The Employee engages in any activity or conduct related to his employment or otherwise adversely affecting the Company which, in the opinion of the Board Committee, involves a significant breach of duty to the Company, fraud, or acts involving moral turpitude.

(2) The Employee breaches his covenant not to compete in the following Article of this Agreement.

Any amounts forfeited under this Article VII shall be distributed immediately to the Company.

ARTICLE VIII

COVENANT NOT TO COMPETE

8.1 The Employee will not for a period of three years from his termination of employment, within the Metropolitan Statistical Area of any of the newspapers owned by the Company or its affiliates for which the Employee had significant management responsibilities within three years prior to termination, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with any business of the type and character engaged in and competitive with that conducted by Employer at the time of such termination.

8.2 The provisions of paragraph 8.1 hereof shall not prevent Employee from purchasing solely for investment not more than 5% of the stock or other securities of any corporation which is competitive with that of Employer and the stock and securities of which are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934.

ARTICLE IX

MISCELLANEOUS

9.1. The right of the Employee or any other person to the payment of benefits under this Agreement or the Trust may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

9.2. If the Board Committee shall find that any person to whom any payment is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Board Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Company under this Agreement and the Trust.

9.3. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Company as an executive or in any other capacity.

9.4. Any amounts contributed to the Trust by the Company, or paid by the Trust to the Employee, shall not be deemed salary or other compensation to the Employee for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of the Company for the benefit of its employees.

9.5. The Board Committee shall have full power and authority to interpret, construe, and administer this Agreement and the Plan established herein, and the Board Committee’s interpretations and construction thereof, and actions thereunder, including any valuation of the Trust Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Board Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement and the Plan established herein unless attributable to his own willful misconduct or lack of good faith.

9.6 This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee and his heirs, executors, administrators, and legal representatives.

9.7. This Agreement shall be construed in accordance with and governed by the law of the State of Georgia.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and Employee has hereunto set his hand and seal as of the date first above written.

MORRIS COMMUNICATIONS CORPORATION

By:

As its:

“EMPLOYEE”

CARL N. CANNON